Exhibit 99.1

                      Flowers Foods' Third Quarter Results

      THOMASVILLE, Ga., Nov. 6 /PRNewswire-FirstCall/ -- Flowers Foods (NYSE:
FLO) today reported net income of $12.5 million, or $.27 per share, for the third quarter ended October 4, 2003, compared to $8.2 million, or $.18 per share for the third quarter of 2002. The results for the quarter include charges of $259,000, or $.01 per share, related to discontinued operations representing the Mrs. Smith's frozen dessert business, which was sold to The Schwan Food Company on April 24, 2003.

      For the first three quarters of 2003, the company reported a net loss of $2.5 million, or $.06 per share, compared to a net loss of $7.1 million, or $.15 per share, in the same period last year. The year-to-date results include charges of $42.7 million, or $.94 per share, related to discontinued operations.

      Sales from Continuing Operations

      Sales from continuing operations for the third quarter increased 7.1% to $333.2 million compared to $311.0 million for last year's third quarter. Acquisitions contributed 3.3% of the increase. Volume increases in branded and foodservice products contributed 3.0% of the increase, driven by new Nature's Own Healthline products. Favorable pricing in all channels of distribution accounted for the balance of the increase. Year to date, sales increased 7.8% to $1.1 billion.

      Income from Continuing Operations

      Income from continuing operations for the third quarter was $12.7 million, or $.28 per share, compared to $11.1 million, or $.24 per share, in the third quarter of 2002. Year-to-date income from continuing operations was $40.1 million, or $.88 per share, compared to $37.7 million or $.82 per share for the first three quarters of 2002.

      During the third quarter, a product recall and higher ingredient, packaging and utility costs increased production costs by 1% as a percentage of sales compared to the same quarter a year ago. Selling, marketing and administrative expenses declined by 1% as a percentage of sales compared to the same quarter a year ago due to the sales increase and cost-containment initiatives within the company. Depreciation and amortization expense was essentially flat year over year. Interest income increased slightly.

      A tax rate of 38.5% was reported for the quarter, however, the company has tax loss carry-forwards that should result in no federal taxes being paid for the year.

      Loss from Discontinued Operations

      The third quarter and year-to-date income statements reflect charges of $259,000 and $42.7 million, respectively, for the discontinued operations of the Mrs. Smith's frozen dessert business. The third quarter amount is primarily frozen inventory storage cost for services rendered prior to the sale. Substantially all of the costs associated with the operation and sale of that business have been reported.

      Management's Discussion

      Amos R. McMullian, chairman of the board and chief executive officer of Flowers Foods, said that the third quarter results show the strength of Flowers Foods' continuing operations. "We are pleased to report good results for the third quarter. The increased sales and earnings reflect the underlying strengths of Flowers Foods.

      "The marketplace is always changing, therefore, you can never speak about the future with absolute certainty. However, I am as confident as I have ever been about the future of our company," McMullian continued. "The strength of our balance sheet, the strength of operational cash flow, the quality of our management team and their ability to anticipate and react to changes in the marketplace give me this confidence in the future of Flowers Foods. There will always be 'bumps in the road,' but I believe our philosophy -- developed over many decades -- gives us a solid foundation that will allow the company to overcome challenges and continue to build value for our shareholders. We create long-term shareholder value by creating long-term value for our customers and consumers."

      Guidance for 2003 & 2004

      With the third quarter completed, the company now has a clearer view of expectations for its 53-week 2003 fiscal year, anticipating sales of $1.44 billion to $1.45 billion and net income from continuing operations of approximately 3.4% to 3.5% of net sales, or $1.07 to $1.11 per share. Fiscal 2004 will be a 52-week year and sales are expected to be $1.475 to $1.5 billion with net income of approximately 3.75% to 4.0% of net sales. The company's guidance represents management's estimates and targets only and is subject to risks and uncertainties as referenced below.

      Credit Agreement

      In October, the company completed a new unsecured $150.0 million three-year credit agreement. No amounts have been drawn on this agreement. Simultaneous with the execution of this agreement, the company terminated its existing $130.0 million secured credit agreement.

      Stock Repurchase

      During the quarter, the company initiated share repurchases, acquiring 241,000 shares of its common stock for $5.4 million, an average of $22.42 per share. In accordance with the share repurchase plan approved by the board of directors in 2002, the company is authorized to repurchase up to 7.5 million shares of stock.

      Dividend

      The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

      Conference Call

      Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) on November 6, 2003. The call will be available at www.flowersfoods.com , and can be accessed by clicking on "Investor Center." An archived version of the call will be available on Flowers' Web site Thursday afternoon.

      Company Information

      Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products marketed through the Sun Belt states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, BlueBird, Mrs. Freshley's, and European Bakers. For more information on the company, visit www.flowersfoods.com .

      Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.



                                  Flowers Foods
                        Consolidated Statement of Income
                     (000's omitted, except per share data)

                                              For the 12 - Week Period Ended
                                            October 4, 2003    October 5, 2002
    Sales                                        $333,175           $311,042
    Materials, supplies, labor and other
     production costs                             167,383            152,732
    Selling, marketing and administrative
     expenses                                     133,389            127,675
    Depreciation and amortization                  12,607             13,313
    Income from continuing operations
     before interest and income taxes
     (EBIT)                                        19,796             17,322
    Interest income, net                              883                678
    Income from continuing operations
     before income taxes (EBT)                     20,679             18,000
    Income tax expense                              7,961              6,930
    Income from continuing operations              12,718             11,070
    Discontinued operations                          (259)            (2,867)
    Net income                                    $12,459             $8,203

    Per share amounts:
      Income from continuing operations             $0.28              $0.24
      Discontinued operations                       (0.01)             (0.06)
      Net income                                    $0.27              $0.18

      Diluted weighted average shares
       outstanding                                 45,896             45,327


                                  Flowers Foods
                        Consolidated Statement of Income
                     (000's omitted, except per share data)

                                              For the 40 - Week Period Ended
                                            October 4, 2003    October 5, 2002
    Sales                                      $1,104,920         $1,025,145
    Materials, supplies, labor and other
     production costs                             546,585            497,024
    Selling, marketing and administrative
     expenses                                     453,569            425,058
    Depreciation and amortization                  42,258             43,831
    Income from continuing operations
     before interest, income taxes and
     cumulative effect of a change in
     accounting principle (EBIT)                   62,508             59,232
    Interest income, net                            2,768              2,026
    Income from continuing operations
     before income taxes and cumulative
     effect of a change in accounting
     principle (EBT)                               65,276             61,258
    Income tax expense                             25,131             23,584
    Income from continuing operations
     before cumulative effect of a change
     in accounting principle                       40,145             37,674
    Discontinued operations                       (42,690)           (21,699)
    (Loss) income before cumulative
     effect of a change in accounting
     principle                                     (2,545)            15,975
    Cumulative effect of a change in
     accounting principle                               0            (23,078)
    Net loss                                      $(2,545)           $(7,103)

    Per share amounts:
      Income from continuing operations             $0.88              $0.82
      Discontinued operations                       (0.94)             (0.47)
      Cumulative effect of a change in
       accounting principle                          0.00              (0.50)
      Net loss                                     $(0.06)            $(0.15)

      Diluted weighted average shares
       outstanding                                 45,741             45,869

                                  Flowers Foods
                                Segment Reporting
                                 (000's omitted)

                                   For the 12 - Week   For the 40 Week Period
                                      Period Ended             Ended
                                  October 4, October 5, October 4,  October 5,
                                     2003      2002       2003        2002
    Sales:
       Flowers Bakeries Group      $257,282  $245,097    $856,328    $810,147
       Flowers Specialty Group       75,893    65,945     248,592     214,998
                                   $333,175  $311,042  $1,104,920  $1,025,145

    EBITDA from Continuing
     Operations:
       Flowers Bakeries Group       $30,980   $29,805    $106,037    $104,062
       Flowers Specialty Group        8,187     6,277      22,190      17,300
       Flowers Foods                 (6,764)   (5,447)    (23,461)    (18,299)
                                    $32,403   $30,635    $104,766    $103,063

    Depreciation and Amortization:
       Flowers Bakeries Group       $10,212   $10,257     $33,891     $33,875
       Flowers Specialty Group        2,508     3,012       8,476       9,811
       Flowers Foods                   (113)       44        (109)        145
                                    $12,607   $13,313     $42,258     $43,831

    EBIT from Continuing Operations:
       Flowers Bakeries Group       $20,768   $19,548     $72,146     $70,187
       Flowers Specialty Group        5,679     3,265      13,714       7,489
       Flowers Foods                 (6,651)   (5,491)    (23,352)    (18,444)
                                    $19,796   $17,322     $62,508     $59,232

                                  Flowers Foods
                       Condensed Consolidated Balance Sheet
                                 (000's omitted)

                                                             October 4, 2003
    Assets
         Cash and Cash Equivalents                                    $46,788

         Other Current Assets                                         189,145

         Property, Plant & Equipment, net                             423,510

         Distributor Notes Receivable
          (includes $7,900 current portion)                            80,366

         Other Assets                                                   9,784

         Cost in Excess of Net Tangible Assets, net                    71,157

         Total Assets                                                $820,750

    Liabilities and Stockholders' Equity
         Current Liabilities                                         $155,058

         Bank Debt                                                          0

         Other Debt (includes $1,475 current portion)                   6,450

         Other Liabilities                                             76,345

         Common Stockholders' Equity                                  582,897

         Total Liabilities and Stockholders' Equity                  $820,750

                                  Flowers Foods
                  Condensed Consolidated Statement of Cash Flows
                                 (000's omitted)

                                           For the 12 Weeks   For the 40 Weeks
                                                 Ended              Ended
                                            October 4, 2003    October 4, 2003
    Cash flows from operating activities:
    Net income (loss)                              $12,459            $(2,545)
    Adjustments to reconcile net loss to
     net cash from operating activities:
       Depreciation and amortization                12,607             42,258
       Discontinued operations                           0             18,145
       Other                                         9,187              8,408
    Changes in assets and liabilities               (6,153)           (20,566)
    Net cash from operating activities              28,100             45,700
    Cash flows from investing activities:
       Purchase of property, plant and
        equipment                                   (6,841)           (31,073)
       Acquisition net of cash acquired                  0            (14,534)
       Divestiture of Mrs. Smith's
        Bakeries dessert business                        0            231,551
       Other                                           484               (522)
    Net cash (disbursed for) provided by
       investing activities                         (6,357)           185,422
    Cash flows disbursed for financing
     activities:
       Dividends paid                               (4,517)           (10,579)
       Stock options exercised                           0              1,695
       Stock repurchases                            (5,403)            (5,403)
       Payment for termination of
        derivative instruments                           0             (5,330)
       Proceeds from/(payment of) book
        overdraft                                   (1,213)             9,298
       Other debt and capital lease
        obligation payments                           (173)          (243,841)
    Net cash disbursed for financing
     activities                                    (11,306)          (254,160)
    Net increase (decrease) in cash and
     cash equivalents                               10,437            (23,038)
    Cash and cash equivalents at
     beginning of period                            36,351             69,826
    Cash and cash equivalents at end of
     period                                        $46,788            $46,788

SOURCE  Flowers Foods
    -0-                             11/05/2003
    /CONTACT: Jimmy M. Woodward, Senior VP and Chief Financial Officer, +1-229-227-2266, or Marta J. Turner, VP Communications and Investor Relations, +1-229-227-2348, both of Flowers Foods/
    /First Call Analyst: /
    /FCMN Contact: mkrier@flowersfoods.com /
    /Web site:  http://www.flowersfoods.com/
    (FLO)

CO:  Flowers Foods
ST:  Georgia
IN:  FOD
SU:  ERN ERP CCA MAV